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                                                                   EXHIBIT 10.17

[LOGO] GENERAL SIGNAL

HIGH RIDGE PARK
P.O. BOX 10010
STAMFORD, CT 06904
PHONE 203-329-4100


June 5, 1996


Mr. Donald J. Noonan
C/O Hotel Sofitel - Cambodian
Room 447
Phnom Penh, Cambodia
Dear Don:

I am pleased to confirm our verbal offer to become Vice President, Asia Pacific Development for General Signal. In this position you will be reporting to the Chairman & CEO, Mike Lockhart. The position is stationed in Singapore and will be responsible for working with all the General Signal units to develop business throughout the Pacific Rim. You will begin your new position on September 1, 1996.

The following confirms the terms and conditions of our offer:

1.  Your starting base salary will be an annual rate of US$ 150,000.

2. You will be a participant in General Signal's Incentive Compensation Plan beginning in calendar year 1997. As such you will be eligible for a target award of 30% of base salary (to a cap of 200% of target) with actual awards depending upon General Signal's performance, and as administered by the Personnel & Compensation Committee of the Board of Directors. The award for the remainder of 1996 will be $25,000.

3. As a permanent resident of Singapore you will participate in the Central Provident Fund (CPF). GSC will pay both the employer's and employee's portion to the maximum required and will deduct your contribution from base salary.

4. Until we have established a regional or country benefits plan you will be covered under the welfare benefits provided to employees of the General Signal Corporate Staff in Stamford, Ct. although you will not have managed care options available for your medical coverage. Some of these plans will require a contribution by you, the amount of which will be determined by the coverage selected and the number of dependents covered.

5. We have noted that although you took out permanent residency in Singapore eight years ago, you have not participated in the CPF. You have indicated this was an oversight by General Electric. Your acceptance of our offer will confirm your understanding that any liability arising from the eight years where coverage under CPF would normally be required is not the liability of General Signal. You also acknowledge by your acceptance that any consequences resulting from this action will be the sole responsibility of your former employer, General Electric, and yourself to the extent Singapore authority holds you personally responsible.
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[LOGO] GENERAL SIGNAL


6. You will be granted a housing allowance in the amount of US$110,000 per annum, subject to appropriate withholding requirements, that will be paid evenly over the 12 month period. This amount will be used for housing and all other expenses associated with housing (e.g. utilities). You will not be required to provide an accounting for this amount. This allowance will be increased or decreased on an annual basis utilizing a commonly used annual expense factor and the GSC programs then in effect. The adjustment, if any, will be made effective and retroactive to the first of every calendar year. You will not be provided with a cost-of-living allowance, a location premium, home leave, or any type of tax equalization.



7. As you will be moving from your current housing to new facilities we will provide a transfer allowance equal to two months of base salary. You will not be required to provide an accounting for this amount.

8. You will be provided use of a car of a make and model that is appropriate to your position. This will be determined by General Signal after recommendation from the GSC's Sourcing department. You will not be provided with a driver.

9   GSC will provide you with an office and a secretary.

10. GSC will continue to reimburse you for a membership in the Tanglin Sailing Club. We will evaluate with you the business value of this club versus another membership or no company sponsored membership. This review will be done annually.

11. We will provide you with five weeks vacation per year.

12. You will be allowed to use Business Class air service on all business trips in excess of 3 hours, airport to airport, or across 2 time zones.

13. GSC will provide one round-trip business class airfare for your spouse to the U.S. per year.

14. Subject to the Board of Director's approval, you will receive a grant of 3000 restricted shares of General Signal common stock. You will vest in the first 1500 shares after three years of service and the remaining 1500 shares after 5 years of service. You will also receive a non-qualified option grant of 5000 shares. The option grant will be at a price equal to 100% of the fair market value on the date of the grant and will be exercisable during a period that begins one year after the date of grant and ends 10 years after the date of grant. Options will be subject to a four year vesting schedule (25% after 1 year, 50% after 2 years, 75% after 3 years, and 100% after 4 years).

15. Until we have established a local payroll procedure for Singapore you will be paid by the Corporate Office payroll department in US dollars. Payments will be made bi-weekly to your US bank account via Fed Wire. Deductions for US taxes, Singapore taxes (e.g. CPF), Social Security, Medicare, and benefits contributions will be made in the US. GSC does not take responsibility for foreign exchange fluctuations in converting some or all of your pay into Singapore dollars.

16. Although we will not provide Tax Equalization you will be permitted to retain the use of the current IRS exemption from US tax obligation.
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[LOGO] GENERAL SIGNAL


17. In the event that your employment is involuntarily terminated by the General Signal during the first three years of your employment, other than for cause, we will provide you with severance benefits for the period remaining between the date of your termination and two years from the original date of your employment, with a minimum payment of 6 months. After the initial three year period, the severance payment would be in accordance with GSC policy in effect at the time.

18. General Signal, in common with most other companies, does not offer, or ask for, employment commitment for a set period of time, nor does it guarantee employment for a set period of time. That is, you are an "at will" employee, and you or General Signal may terminate your employment at any time and for any reason, subject to the terms of this letter agreement. In addition, this offer is conditional upon satisfactorily completing a physical examination (which includes drug testing) by August 1, 1996 and fulfilling the requirements of the Immigration Reform and Control Act of 1986.

If the foregoing is acceptable to you, please sign and return a copy of this letter to me by June 15, 1996.

Sincerely,

/s/ Elizabeth D. Conklyn
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Elizabeth D. Conklyn
Senior Vice President, Human Resources

Accepted and Agreed:

/s/ Donald J. Noonan                          June 13, 1996
 ................................              ................................
Donald J. Noonan                              Date